UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2019

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Directors
On February 5, 2019, Mr. Barry J. Goldstein, a director of Kraton Corporation (the “Company”), notified the Board of Directors of the Company (the "Board") of his decision not to stand for re-election at the Company’s 2019 Annual General Meeting of Stockholders ("2019 AGM"). Mr. Goldstein will continue to serve on the Board, its Audit Committee and its Nominating and Corporate Governance Committee until the expiration of his term at the 2019 AGM. Mr. Goldstein's decision not to pursue reelection was not due to a disagreement with the Company. Mr. Dan F. Smith, Chairman of the Board, noted appreciation for Mr. Goldstein's contributions and service to the Company.

The size of the Board was reduced from ten directors to nine directors to be effective simultaneously with the expiration of Mr. Goldstein's current term.

(e) Compensatory Arrangement of Certain Officers
Establishment of Targets for 2019 Annual Cash Incentive Compensation
On February 6, 2019, the Compensation Committee (the “Committee”) of the Board approved the target bonus under our 2016 Equity and Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers. For the bonus year that ends December 31, 2018, the Committee has established the following target bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin M. Fogarty President and Chief Executive Officer	1.0 x Base Salary
Christopher H. Russell Vice President and Chief Financial Officer (interim), and Chief Accounting Officer	.50 x Base Salary
Holger R. Jung Senior Vice President and Polymer Segment President	.70 x Base Salary
Marcello C. Boldrini Senior Vice President and Chemical Segment President	.70x Base Salary
James L. Simmons Senior Vice President, General Counsel and Secretary	.65x Base Salary

Depending on the level of achievement of the business performance targets (described below) each named executive officer’s actual annual cash incentive compensation can be from zero to two times his target bonus. Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made in the first quarter of 2020.

The Committee determined that the business performance targets determining the 2019 annual cash incentive compensation, and the weighting of each, are achievement of Adjusted EBITDA (75%) and the attainment of Consolidated Net Debt (25%). The Committee has established threshold, target and stretch multipliers for both of these business performance targets, which if achieved, will provide a multiplier that can range from 0.3, if the threshold level of performance is achieved, to 2.0, assuming the Company meets or exceeds the maximum, or stretch, goal. The Committee incorporated a Safety Multiplier to the final 2019 annual cash incentive compensation calculation. Payouts will be reduced by 10% if the Total Incidents Recorded ("TIR") is greater than 0.6 and will be increased by 10% if the TIR is less than 0.4.

Based on the business performance targets and multipliers disclosed above, and assuming the threshold performance level is achieved, the 2019 cash incentive compensation for each named executive officer will be calculated as follows:

(Adjusted EBITDA Multiplier)(Target Bonus)(0.75)
+	(Net Debt Multiplier)(Target Bonus)(0.25)
+/-	Safety Multiplier (0.10)
2019 Annual Cash Incentive Compensation

The Adjusted EBITDA and Consolidated Net Debt performance targets for 2019 have been established based on our 2019 business plan and with reference to market conditions and year-over-year performance in comparison to 2018; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our 2020 Annual General Meeting of Stockholders.

Establishment of Named Executive Officer Base Compensation for 2019

On February 6, 2019, the Committee established annual base compensation for our executive officers, including our named executive officers. Effective April 1, 2019, Mr. Fogarty’s base compensation will be $1,000,000, Mr. Russell's will be $290,000, Dr. Jung’s will be $400,000, Mr. Boldrini's will be $400,000 and Mr. Simmons's will be $425,000.

The Committee revised Mr. Russell's previously granted cash supplemental award (“Award”), in recognition of the additional responsibilities assumed by him as a result of his previously disclosed appointment as Kraton's interim principal financial officer, to an annualized amount of $110,000. The Award will be paid in equal installments in accordance with Kraton's regular payroll practices and be included as a component of salary for purposes of annual cash incentive compensation and current benefit elections. The Award will be effective as of April 1, 2019 and the Committee reserves the right to terminate the Award at any time in their sole discretion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Corporation

Date: February 8, 2019	By:	/s/ James L. Simmons
James L. Simmons
Senior Vice President, General Counsel and Secretary